Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333‑231567 on Form S‑8 and No. 333‑47909 on Form S‑3 of our report dated March 30, 2020, relating to the consolidated financial statements of The McClatchy Company appearing in this Annual Report on Form 10‑K of The McClatchy Company for the year ended December 29, 2019.

/s/ Deloitte & Touche LLP

Sacramento, California

March 30, 2020